AIM ImmunoTech Inc. Announces a Second DoD Award, This One of $8.3 Million, to Fund Phase 2 Clinical Trial to Study Ampligen as Part of a New Treatment for Brain-Metastatic Breast Cancer at the Moffitt Cancer Center

New Ampligen-Related Strategy for Treating Advanced Breast Cancer Helps Earn ‘Breakthrough Award’

OCALA, Fla., September 24, 2019 — AIM ImmunoTech (NYSE American: AIM), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, today announces the U.S. Department of Defense (DoD) has granted $8.32 million in funding in another “Breakthrough Award”. This award is to Moffitt Cancer Center for a Phase 2 clinical study of a combination of therapies, including the Company’s drug Ampligen, in patients with brain-metastatic breast cancer (BMBC).

The funding is through the DoD’s Breast Cancer Research Program, which started the Breakthrough Awards to support research that has the potential for a major impact and to accelerate progress toward ending breast cancer. As recently announced, Roswell Park Comprehensive Cancer Center (Roswell Park) reported receipt of its own DoD-funded Breakthrough Award of $6.42 million to study Ampligen in the treatment of BMBC. Together, these separate but parallel proposed clinical trials are receiving approximately $15 million in DoD funding to study Ampligen as a tumor microenvironment modulating agent component of a dendritic cell vaccine approach in the treatment of brain-metastatic breast cancer, which include both brain parenchyma and leptomeningeal sites of metastasis.

The grant to Moffitt Cancer Center was made possible by the unique complementary preclinical and clinical expertise of the teams of Dr. Brian Czerniecki of Moffitt Cancer Center and Dr. Pawel Kalinski of Roswell Park. The researchers hypothesize that vaccination with HER2/HER3-loaded dendritic cells (alpha-DC1s) combined with tumor-selective chemokine modulation (CKM) will be clinically effective and may enhance antitumor efficacy of PD-1 blockade when treating BMBC. Ampligen is a component of CKM therapy.

“Treatment of brain metastasis to the central nervous system is a large need for women with metastatic breast cancer and this novel immunotherapy offers promise to this group of patients,” said Dr. Czerniecki, chair of the Department of Breast Oncology at Moffitt Cancer Center.

The researchers’ submitted impact statement highlights this need: “The current treatments, such as surgery or radiotherapy (whole-brain radiation or stereotactic radio-surgery), or intrathecal (I.T.) chemotherapy, constitute a significant burden for patients and do not prevent recurrence and death. The proposed immune therapy will provide new treatment options for these patients who currently face a very grim prognosis.”

“These combination therapies are designed to convert ‘cold’ tumors that don’t respond well to existing immune therapies into ‘hot’ tumors that are more susceptible to targeting by immune therapies,” said Equels. “We are honored to have Ampligen evaluated as part of a combination therapy in brain-metastatic breast cancer in this DoD-funded comprehensive clinical trial at Central Florida-based Moffitt Cancer Center, one of the world’s premier breast cancer research centers. Brain-metastatic breast cancer is a devastating illness with very poor prognosis, and we are hopeful that Ampligen will play a major role in providing hope to these patients.”

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For example, no assurance can be given as to whether the current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, we cannot assure that the clinical studies will be successful or yield any useful data. Among other things, for forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.aimimmuno.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

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Email: aim@crescendo-ir.com

Hayden IR

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Email: James@HaydenIR.com

AIM ImmunoTech Inc.

Phone: 800-778-4042

Email: IR@aimimmuno.com